EXHIBIT 1.01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CTS CORPORATION

Conflict Minerals Report

For the Year Ended December 31, 2022

This Conflict Minerals Report (“Report”) of CTS Corporation and its consolidated subsidiaries (collectively, “CTS,” “we” or “our”) for the year ended December 31, 2022, is filed in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 13p-1 under the Exchange Act provides that a registrant must file this specialized disclosure report on Form SD if it manufactures or contracts to manufacture products for which certain “Conflict Minerals” (as defined herein) are necessary to the functionality or production of such products. Conflict Minerals include casserite, columbite-tantalite, gold, wolframite, or their derivatives, tin, tantalum and tungsten.

CTS’ operations, including through its subsidiaries, may at times manufacture, or contract to manufacture, products for which Conflict Minerals are necessary to the functionality or production of those products. As required for products that contain Conflict Minerals, CTS conducted in good faith a reasonable country of origin inquiry with its direct suppliers and undertook due diligence measures reasonably designed to determine whether any of the Conflict Minerals originated in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”) or came from recycled or scrap sources. The results of CTS’ reasonable country of origin inquiry are contained in this Report. This Report is not audited.

1.
Company Overview

CTS designs, manufactures and sells a broad line of sensors, connectivity components, and actuators primarily to original equipment manufacturers and tier one suppliers for the aerospace and defense, industrial, medical and transportation markets. CTS operates in more than 20 locations across twelve countries and employs approximately 4,000 people. CTS’ vision is to be a leading provider of sensing and motion devices as well as connectivity components, enabling an intelligent and seamless world. More information about CTS can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is available free of charge on CTS’ website at https://investors.ctscorp.com. The information contained in CTS’ website is not incorporated by reference into this Report and should not be considered part of this Report.

2.
Supply Chain

Conflict Minerals are necessary to the functionality or production of certain of the products manufactured by CTS or contracted by CTS to be manufactured. CTS does not purchase ore or unrefined Conflict Minerals directly from mines, smelters or refiners and is generally many levels downstream from these market participants. For this reason, CTS relies on information provided by its direct suppliers along with appropriate due diligence processes in preparing this Report. Over-reporting of smelters is common for companies such as CTS that are several steps removed from the smelters. In addition, many suppliers do not provide product-specific responses, in part because they may receive limited or incomplete information from their sub-tier suppliers.

3.
Reasonable Country of Origin Inquiry

CTS began its reasonable country of origin inquiry by contacting suppliers that, due to the nature of their business, might utilize Conflict Minerals (referred to as “direct suppliers”). CTS asked direct suppliers to complete the Responsible Minerals Initiative’s Conflict Minerals Reporting Template (“CMRT”). The CMRT is regarded as the most commonly accepted reporting tool for Conflict Minerals content and sourcing information worldwide. The CMRT asked the direct suppliers to disclose the origin of any Conflict Minerals used in their manufacturing processes and to identify the Conflict Minerals facilities within their supply chains. Based on its reasonable country of origin inquiry and due diligence measures, CTS was unable to determine whether the necessary Conflict Minerals used in certain of the products manufactured by CTS or contracted by CTS to be manufactured originated in the Covered Countries or came from recycled or scrap sources.

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CTS’ reasonable country of origin process was reasonably designed and performed in good faith, however, there are inherent limitations in the information provided to CTS by third parties, including the possibility of information being inaccurate, incomplete or falsified. In addition, the lack information provided by some suppliers prevents CTS from conclusively determining the countries of origin of the Conflict Minerals that may be used in all of CTS’ products.

4.
Due Diligence Process and Efforts to Determine the Mine or Location of Origin with the Greatest Possible Specificity

Summarized below are the key elements of CTS’ due diligence process, which was conducted in a manner that is consistent with the nationally recognized due diligence framework set forth in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, which can be found at http://www.oecd.org. As described above, the reasonable country of origin inquiry and due diligence measures that CTS undertook included requesting relevant direct suppliers to complete the CMRT which can be found at http://www.responsiblemineralsinitiative.org, reviewing the information and smelter data provided by relevant direct suppliers, and comparing smelters and refiners identified by the direct suppliers that responded and completed the CMRT to the RMAP Conformant Smelters list which can be found at http://www.responsiblemineralsinitiative.org. In addition, CTS’ due diligence process also included the following elements:

A)
Management System

1.
Adopted a conflict minerals policy which is publicly available on the CTS website at: https://investors.ctscorp.com/governance.

2.
Assembled an internal team to implement, manage and execute CTS’ conflict minerals policy.

3.
Communicated to direct suppliers through the above-described reasonable country of origin inquiry.

4.
Adopted a system designed to allow engagement and communication with relevant direct suppliers and request information relating to the identity of the conflict mineral smelters and refiners in the supply chains of the relevant direct suppliers.

5.
Maintained a Supplier Code of Conduct that requires direct suppliers to commit to ensuring that the products they sell to CTS do not incorporate Conflict Minerals from the Covered Countries and to perform sufficient due diligence on their respective supply chains to determine whether products sold to the direct suppliers contain Conflict Minerals and, if so, whether and to what extent those metals are sourced from conflict-free smelters.

6.
Incorporated its Supplier Code of Conduct into its supplier purchase order terms and conditions.

B) Identification and Assessment of Supply Chain Risks

1.
Identified CTS’ relevant direct suppliers.

2.
Conducted reasonable country of origin inquiries as described above to identify the smelters and refiners that may contribute Conflict Minerals to CTS’ products and attempt to determine the country of origin of minerals sourced by those smelters and refiners.

3.
Reviewed the information and smelter data provided by relevant direct suppliers, and compared smelters and refiners identified by the relevant direct suppliers to the RMAP

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Conformant Smelters list which can be found at http://www.responsiblemineralsinitiative.org to assess possible risk and attempt to determine the mine or location of origin with the greatest possible specificity.

4.
Evaluated results and considered how to improve this identification and assessment process in future years.

5.
Results of Due Diligence

CTS solicited responses from 243 direct suppliers which resulted in the receipt of 236 complete CMRTs and the identification of 222 RMAP Conformant smelters and 30 smelters that are not listed as conformant or active with the RMAP as of the date of this Report. Set forth below is the list of the 30 facilities that are not listed as conformant or active with the RMAP identified by our relevant direct suppliers. Over-reporting of smelters is common for companies such as CTS that are several steps removed from the smelters. In addition, many suppliers do not provide product-specific responses, in part because they may receive limited or incomplete information from their sub-tier suppliers.

Conflict Mineral	Facility	Location
Gold	8853 S.p.A.	Italy
Gold	Cendres + Metaux S.A.	Switzerland
Gold	DODUCO Contacts and Refining GmbH	Germany
Gold	Marsam Metals	Brazil
Gold	Safimet S.p.A.	Italy
Gold	Samduck Precious Metals	Republic of Korea
Gold	SAXONIA Edelmetalle GmbH	Germany
Gold	Shenzhen CuiLu Gold Co., Ltd.	China
Gold	Singway Technology Co., Ltd.	Taiwan
Gold	Umicore Precious Metals Thailand	Thailand
Tantalum	Asaka Riken Co., Ltd.	Japan
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China
Tantalum	PRG Dooel (a/k/a Meta Materials)	North Macedonia
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	PT Masbro Alam Stania	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	Soft Metais Ltda.	Brazil
Tungsten	ACL Metais Eireli	Brazil
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao, Ltd.	Brazil
Tungsten	Woltech Korea Co., Ltd.	Republic of Korea
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Moliren Ltd.	Russian Federation
Tungsten	Unecha Refractory metals plant	Russian Federation

6.
Forward Looking Statements

This Report contains forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995 (“PSRLA”). The statements in this Report that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSRLA. Forward-looking statements give CTS’ current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of such words as “believe,” “could,” “estimate,” “expect,” “hope,” “may,” “plan,” “project,” “will,” and variations of such words

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and similar expressions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that CTS may take to mitigate the risk that our necessary Conflict Minerals finance or benefit armed groups.

Such forward-looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond CTS’ control and could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by our direct suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source subject metals, and (3) political and regulatory developments, whether in the Covered Countries, the United States or elsewhere. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of this Report. CTS undertakes no obligation to publicly update or revise forward-looking statements whether as a result of new information, future events, or otherwise, except as required by law.